Exhibit 99.1

Vapotherm Reports Third Quarter 2019 Financial Results

EXETER, New Hampshire, November 5, 2019 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), a global medical technology company focused on the development and commercialization of its proprietary Hi-VNI® Technology products that are used to treat patients of all ages suffering from respiratory distress, today announced its financial and operating results for the third quarter ended September 30, 2019.

Third Quarter 2019 Highlights

•	Revenue for the third quarter of 2019 was $10.8 million, a 15.1% increase over the prior year period.
•	Worldwide installed base of Precision Flow units grew by 18.5% compared to the third quarter of 2018.
•	Disposable revenue increased 24.3% compared to the third quarter of 2018.
•	Gross margin was 44.5% compared to 38.5% in the third quarter of 2018.

“Our performance during the third quarter was highlighted by 24% worldwide disposable revenue growth and significant gross margin expansion. Despite generally positive trends in the business, revenue came in below our expectations as a result of lower U.S. capital revenue,” said Joe Army, President and CEO of Vapotherm. “For the remainder of 2019, we are focused on continuing to expand our installed base, driving disposable revenue growth and preparing for the launch of new products.”

Results for the Three Months Ended September 30, 2019

The following table reflects the Company’s net revenue for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
	2019		2018		Change
	(unaudited)
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$2,518	23.3%	$2,707	28.8%	$(189)	-7.0%
Disposable	7,827	72.4%	6,297	67.1%	1,530	24.3%
Service and Other	464	4.3%	385	4.1%	79	20.5%
Total Revenue	$10,809	100.0%	$9,389	100.0%	$1,420	15.1%

Revenue for the third quarter of 2019 was $10.8 million, a 15.1% increase over the third quarter of 2018.  Total capital revenue, including both product sales and lease revenue, decreased 7.0% over the third quarter of 2018 primarily as a result of fewer sales and leases of our Precision Flow units and lower average selling prices in the U.S. Total disposable revenue increased 24.3% year over year, primarily driven by an increase in the worldwide installed base of Precision Flow units, increased average selling prices worldwide and, to a lesser extent, higher utilization rates in our International markets. Disposable revenue as a percentage of total revenue for the third quarter of 2019 and 2018 was 72.4% and 67.1%, respectively.

Revenue information by geography is summarized as follows:

	Three Months Ended September 30,
	2019		2018		Change
	(unaudited)
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$8,035	74.3%	$7,537	80.3%	$498	6.6%
International	2,774	25.7%	1,852	19.7%	922	49.8%
Total Revenue	$10,809	100.0%	$9,389	100.0%	$1,420	15.1%

U.S. revenue growth in the third quarter of 2019 was driven by an increase in disposable sales due to a higher installed base of Precision Flow units and higher average selling prices, partially offset by fewer sales and leases of our Precision Flow units and lower average selling prices.  International revenue growth in the third quarter was primarily driven by an increase in

Exhibit 99.1

disposable sales due to a higher installed base of Precision Flow units, higher average selling prices and higher utilization rates and, to a lesser extent, increases in service and other revenue from our U.K. business.

Our total installed base of Precision Flow units at the end of the third quarter of 2019 was 15,813 units, comprised of 11,475 and 4,338 units in the U.S. and International markets, respectively.  This represents a 18.5% increase over our installed base at the end of the third quarter of 2018.  We sold and leased 316 and 162 Precision Flow units in the U.S. and International markets, respectively, in the third quarter of 2019.  In the third quarter of 2019, we sold 56,231 and 22,943 disposables in the U.S. and International markets, respectively.

Gross profit for the third quarter of 2019 was $4.8 million, an increase of $1.2 million over the third quarter of 2018. Gross margin was 44.5% in the third quarter of 2019 compared to 38.5% in the third quarter of 2018. The increase in gross margin was driven by a decrease in disposable component costs in comparison to the third quarter of 2018, reduced overhead rates per unit, a favorable sales mix of disposables and increased average selling prices.

Operating expenses were $16.5 million in the third quarter of 2019, an increase of $4.1 million as compared to $12.3 million in the same period last year. The increase in operating expenses was primarily a result of increased headcount and employee-related expenses, product development costs, legal and consulting fees, public company related expenses and increased investments in sales and marketing initiatives.

Net loss for the third quarter of 2019 was $12.8 million, or $0.65 per share, compared to $9.5 million, or $10.90 per share, in the third quarter of 2018. Net loss per share was based on 19,531,153 and 875,453 weighted average shares outstanding for the third quarter of 2019 and 2018, respectively.

Adjusted EBITDA was ($10.7) million for the third quarter of 2019 as compared to ($8.0) million for the third quarter of 2018.  The $2.7 million increase in Adjusted EBITDA loss in the third quarter of 2019 was primarily due to higher operating expenses, partially offset by higher gross profit.

Cash Position

Cash and cash equivalents were $83.5 million as of September 30, 2019 compared to $58.2 million as of December 31, 2018 and $46.1 million as of June 30, 2019. During the quarter, the Company completed a public offering of its common stock, raising net proceeds of $48.3 million.

Fiscal 2019 Outlook

For fiscal 2019, we expect revenue to be between $47.1 million and $47.6 million, which represents a year-over-year increase of 11% to 12%, a decrease from our prior guidance of $49.0 million and $51.0 million due to lower U.S. capital revenue expectations.

In the fourth quarter of 2019, we expect revenue in the range of $12.0 million to $12.5 million, an anticipated year-over-year increase of between 3% to 7%.

For fiscal 2019, we expect gross margin to be in the range of 43% to 44%, an increase from our prior guidance of 42.5% to 43.5%.

For fiscal 2019, we expect operating expenses to be in the range of $68.0 million to $70.0 million.

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on November 5, 2019 to discuss the results of the quarter with a question and answer session. To listen to the conference call on your telephone, please dial (877) 201-0168 for U.S. callers, or (647) 788-4901 for international callers, approximately ten minutes prior to start time and reference conference code 1579489. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 90 days following the completion of the call. A replay of this conference call will be available over the phone through November 12, 2019 by dialing (800) 585-8367 in the U.S. or (416) 621-4642 outside of the U.S. The replay access code is 1579489.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should

Exhibit 99.1

monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release represents net loss less interest expense, net and depreciation and amortization. Adjusted EBITDA in this release represents EBITDA as adjusted for the impact of foreign currency loss or gain, the change in fair value of warrant liabilities, and stock-based compensation expense. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. It should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contain certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 2.0 million patients have been treated with Vapotherm Hi-VNI Technology. Hi-VNI Technology is mask-free noninvasive ventilatory support for spontaneously breathing patients and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. Hi-VNI Technology’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication. For more information, visit www.vapotherm.com.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about the expansion of our installed base, driving disposable revenue growth, the potential launch of new products and full year or quarterly revenue, gross margin, and operating expense guidance. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “guide” or “typically” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future, Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations, Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market, the ability for Precision Flow systems to gain increased market acceptance, its inexperience directly marketing and selling its products, the potential loss of one or more suppliers, Vapotherm’s susceptibility to seasonal fluctuations, Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements, the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure and maintain patent

Exhibit 99.1

or other intellectual property protection for its products and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2018, as filed with the Securities and Exchange Commission on March 22, 2019, and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements:

Vapotherm, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net revenue	$10,809	$9,389	$35,094	$30,691
Cost of goods sold	5,999	5,775	19,646	18,737
Gross profit	4,810	3,614	15,448	11,954
Operating expenses
Research and development	3,280	1,766	9,720	6,074
Sales and marketing	9,193	7,757	27,786	24,331
General and administrative	3,978	2,804	13,389	7,789
Loss on disposal of property and equipment	-	17	-	59
Total operating expenses	16,451	12,344	50,895	38,253
Loss from operations	(11,641)	(8,730)	(35,447)	(26,299)
Other (expense) income
Foreign currency loss	(28)	-	(37)	(2)
Interest income	242	8	658	21
Interest expense	(1,338)	(908)	(3,783)	(2,022)
Loss on extinguishment of debt	-	-	-	(1,842)
Gain on change in fair value of warrant liabilities	-	171	-	553
Net loss	$(12,765)	$(9,459)	$(38,609)	$(29,591)
Accretion of preferred stock to redemption value	-	(81)	-	(81)
Net loss attributable to common stockholders	$(12,765)	$(9,540)	$(38,609)	$(29,672)
Net loss per share attributable to common stockholders - basic and diluted	$(0.65)	$(10.90)	$(2.16)	$(35.59)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(72)	-	(70)	-
Total other comprehensive loss	$(72)	$-	$(70)	$-
Total comprehensive loss	$(12,837)	$(9,459)	$(38,679)	$(29,591)

Weighted-average number of shares used in calculating net loss per share, basic and diluted	19,531,153	875,453	17,854,730	833,738

Exhibit 99.1

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$83,522	$58,223
Accounts receivable, net	6,848	7,107
Inventory	10,844	13,710
Prepaid expenses and other current assets	2,067	2,683
Total current assets	103,281	81,723
Property and equipment, net	14,307	13,416
Restricted cash	1,852	1,799
Goodwill	539	-
Intangible assets, net	351	-
Other long-term assets	406	308
Total assets	$120,736	$97,246
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,644	$3,148
Contract liabilities	123	79
Accrued expenses and other current liabilities	8,888	7,653
Short-term line of credit	2,912	3,163
Total current liabilities	13,567	14,043
Long-term loans payable	41,716	31,317
Deferred income tax liability	90	-
Other long-term liabilities	225	325
Total liabilities	55,598	45,685
Commitments and contingencies (Note 7)
Stockholders' equity
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of September 30, 2019 and December 31, 2018	-	-
Common stock ($0.001 par value) 175,000,000 shares authorized as of September 30, 2019 and December 31, 2018, 20,801,613 and 16,782,837 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	21	17
Additional paid-in capital	318,178	265,926
Accumulated deficit	(252,991)	(214,382)
Accumulated other comprehensive loss	(70)	-
Total stockholders' equity	65,138	51,561
Total liabilities and stockholders’ equity	$120,736	$97,246

Exhibit 99.1

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2019	2018
	(unaudited)
Cash flows from operating activities
Net loss	$(38,609)	$(29,591)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	2,219	1,561
Stock-based compensation expense	2,755	367
Loss on disposal of property and equipment	112	306
Provision for bad debts	77	101
Loss on extinguishment of debt	-	1,842
Amortization of discount on debt	171	95
Change in fair value of warrants	-	(553)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	616	896
Inventory	3,382	(1,082)
Prepaid expenses and other assets	528	(1,011)
Accounts payable	(1,551)	(336)
Contract liabilities	(31)	2
Accrued expenses and other current liabilities	1,801	(1,193)
Net cash used in operating activities	(28,530)	(28,596)
Cash flows from investing activities
Acquisition of business, net of cash acquired	(1,560)	-
Purchases of property and equipment	(3,132)	(3,997)
Net cash used in investing activities	(4,692)	(3,997)
Cash flows from financing activities
Issuance of common stock in connection with public offering of common stock, net of issuance costs	48,308	-
Proceeds on loans	10,500	30,374
Repayment of loans payable	-	(20,000)
Debt issuance costs	(322)	-
Short-term line of credit	(260)	(1,333)
Proceeds from issuance of redeemable convertible preferred stock, net	-	9,919
Proceeds from exercise of stock options and purchase of restricted stock	374	325
Net cash provided by financing activities	58,600	19,285
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(26)	-
Net increase (decrease) in cash, cash equivalents and restricted cash	25,352	(13,308)
Cash, cash equivalents and restricted cash
Beginning of period	60,022	28,360
End of period	$85,374	$15,052
Supplemental disclosures of cash flow information
Interest paid during the period	$3,563	$2,035
Issuance of warrants in conjunction with debt draw down	$293	$-
Property and equipment purchases in accrued expenses	$222	$472

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three months ended September 30, 2019 and 2018, respectively.

	Three Months Ended September 30,
	Amount		Change
	2019	2018	$	%
	(unaudited)
	(in thousands, except percentages)
Net loss	$(12,765)	$(9,459)	$(3,306)	-35.0%
Interest expense, net	1,096	900	196	-21.8%
Depreciation and amortization	812	570	242	-42.5%
EBITDA	$(10,857)	$(7,989)	$(2,868)	-35.9%
Foreign currency	28	-	28	100.0%
Change in fair value of warrant liabilities	-	(171)	171	-100.0%
Stock-based compensation	140	133	7	-5.3%
Adjusted EBITDA	$(10,689)	$(8,027)	$(2,662)	-33.2%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011